Exhibit 10.64


                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of June 1, 2002, by and between Northeast Utilities Service Company, a Connecticut corporation (the "Company"), with its principal office in Berlin, Connecticut, and Charles W. Shivery ("Executive"), a resident of Reisterstown, Maryland.

     WHEREAS, both parties desire to enter into an agreement to reflect Executive's executive capacities in the Company's business and to provide for Executive's employment by the Company, upon the terms and conditions set forth herein:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

     1.1. Employment Term. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue until December 31, 2003, unless sooner terminated in accordance with Section 5 or Section 6 hereof, and shall automatically renew for periods of one year unless one party gives written notice to the other, at least six months prior to December 31, 2003 or at least six months prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term".

     1.2. Duties and Responsibilities. Executive shall serve as President and CEO, NU Enterprises, Inc., and in such other senior positions, if any, as directed by the Company's Board of Directors (the "Board") or the Board of Trustees (the "Trustees") of Northeast Utilities ("NU") that provide Executive with duties and compensation that are substantially equivalent to Executive's current position in terms of duties and responsibilities. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to Executive by the Board.


1.3. Extent of Service.  During the Employment Term,
Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all Executive's business time, attention and energy thereto. Except as provided in Section 3 hereof, the foregoing shall not be construed as preventing Executive from (i) making minority investments in other businesses or enterprises or
(ii) serving on boards of directors or board committees, including serving on the board of directors of CareFirst, Inc., provided that Executive agrees to provide the Board with reasonable advanced notice of such intended activity and agrees not to become engaged in any such activity that the Board, in its reasonable judgment, determines is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.


     1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $550,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date without Executive's written consent) by the Trustees pursuant to its normal performance review policies for senior level executives.

     1.5. Retirement and Benefit Coverages. During the Employment Term, Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time, including, without limitation, the Company's Supplemental Executive Retirement Plan for Officers (the "Supplemental Plan"), both as to the Make-Whole Benefit and the Target Benefit. In addition, the Company shall provide Executive with a special retirement benefit as hereinafter described (the "Special Retirement Benefit"). The Special Retirement Benefit equals the positive difference between (i) the amount that would be payable from the Northeast Utilities Service Company Retirement Plan (the "Retirement Plan") and the Supplemental Plan if (a) actuarial reduction for commencement before age 65 were equal to 2% for each year younger than age 65, if applicable, unless actuarial reduction factors more favorable to Executive are adopted in the Retirement Plan, in which case those factors shall apply, (b) three years of service were added to Executive's actual service, and (c) all benefits under the Retirement Plan and the Supplemental Plan were fully vested, and
(ii) the amounts payable from the Retirement Plan and the Supplemental Plan without such enhancements. Except as set forth in Sections 5.4 and 6.4 below, the Special Retirement Benefit shall not be available before Executive completes five years of actual service with the Company.


1.6. Reimbursement of Expenses and Dues; Vacation.
Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five weeks of vacation annually and holidays and other leave in accordance with the Company's normal personnel policies for senior level executives. In addition, Executive shall be entitled to reimbursement for an initiation fee of up to $10,000 for membership in a private business or country club, and reimbursement of up to $5,000 per year in annual expenses related to such membership, which reimbursements will be grossed up for tax withholding other than Social Security tax. The Company will review periodically the amount of such expenses it will reimburse to Executive and may make adjustments to said amount based upon changes in the fee structure at such club.


     1.7. Short-Term Incentive Compensation. Executive shall be entitled to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally depending upon achievement of certain annual individual or business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 40% and 80% of base pay, respectively. Executive's short-term incentive compensation, either in shares of NU or cash, as applicable from time to time, shall be paid to Executive, subject to the Board's or the Trustee's reasonable discretion, not later than such payments are made to the Company's senior level executives generally. Executive's payment for the 2002 Annual Incentive Program shall be prorated for his time with the Company during 2002, but the actual payment shall not be less than $200,000.

     1.8. Long-Term Incentive Compensation. Executive shall be entitled to participate in any long-term incentive compensation programs established by the Company for its senior level executives generally depending upon achievement of certain business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's target opportunity under any such program shall be at least 80% of base pay. Executive's long-term incentive compensation shall be paid or granted to Executive, subject to the Board's or the Trustee's reasonable discretion, not later than such payments or grants are made to the Company's senior level executives generally. Executive shall be granted NU stock options and performance units during 2002 using the same vesting, forfeiture, and payout criteria that were used for the Company's February 2002 Long-Term Incentive grant to officers, except that the option exercise price shall be the market closing price on the date the Company's Board of Trustees authorizes such grant. The value of the grant shall total 80% of Executive's base salary and shall be split evenly between options and performance units.


1.9. Special Net Income Incentive Program. Beginning in 2002, Executive shall participate in a Special Net Income Incentive Program. Under such program, if the Net Income of the Competitive Businesses for the calendar year exceeds the Threshold Net Income Level for such calendar year, the Executive will receive a cash payment equal to 1% of the Net Income of the Competitive Businesses for such calendar year. Payment to Executive will be made by March 15 of the following calendar year. Net Income of the Competitive Businesses equals the total revenues minus the total costs, including overheads, for Northeast Generation Company, Northeast Generation Services Company, Select Energy, Inc., Select Energy Services, Inc. Holyoke Water Power Company and each other direct or indirect subsidiary of NU engaged in competitive business activities, other than Mode 1 Communications, Inc. (such entities engaged in competitive businesses, other than Mode 1 Communications, Inc., hereinafter referred to as the "Competitive Businesses"). Net Income of the Competitive Businesses shall be determined in accordance with Generally Accepted Accounting Principles, consistently applied and reflected on the books and records of the Competitive Businesses. The Threshold Net Income Level for 2002 is that contained in the Select Energy Staff Incentive Plan for 2002, and Threshold Net Income Levels for future years will be established in cooperation with the Chief Executive Officer of the Company. This program may be modified or replaced after 2002 through mutual agreement between Executive and the Chief Executive Officer of the Company. No payment from this program shall be included in determining retirement benefit amounts, and no "target" incentive amount from this program shall be used in determining Base Compensation, as such term is defined in this Agreement.


1.10.     Temporary Living, Moving and Transition Expenses.
The Company shall pay Executive a single lump sum of $144,000 within 30 days from the date the Agreement is executed to cover the reasonable costs of (i) commissions associated with selling Executive's current home and purchasing a new home, (ii) packing and moving from Executive's current home to Connecticut, (iii) temporary living, (iv) storage of household goods, and (v) travel between Executive's current home and Connecticut. The Company shall pay Executive also a single lump sum of $20,000 within 30 days from the date the Agreement is executed to cover the reasonable professional fees incurred in negotiating and finalizing this Agreement. These amounts will be grossed-up to pay for tax withholding other than Social Security tax.

     2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term Executive has had and will continue to have access to trade secrets and other confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, the following items to the extent they are confidential and proprietary: specific trade "know-how" integral to the Company's business and operations, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, Executive will not, directly or indirectly, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive, or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure (including if such required disclosure occurs when Executive is still employed by the Company), but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) that comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession. For the purposes of this Section 2, the term "Company" shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     3.   Non-Competition; Non-Solicitation.
          (a) During Executive's employment by the Company and for a period of two years after Executive's termination of employment for any reason, within the Company's "service area," as defined below, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged. For the purposes of this Section, the Board's consent will not be unreasonably withheld in circumstances where following the termination of Executive's employment Executive would be serving as a consultant to such a business or enterprise provided that Executive's consulting services for such business or enterprise are either (i) entirely unrelated to the activities that are competitive with any business or enterprise in which the Company is engaged or (ii) are related solely to activities which are outside the Company's service area. For the purposes of this Section, "service area" shall mean the geographic area within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont, or any other state in which the Company, in the aggregate, generates 25% or more of its revenues in the fiscal year of NU in which Executive's termination of employment occurs. Executive acknowledges that the listed service area is the area in which the Company presently does business.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly,
(i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or (ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated, or to a specific request for a job reference relating to a certain person.

          (e) Nothing in this Section 3 shall be construed to prohibit Executive, if Executive is a lawyer, from being connected as a partner, principal, shareholder, associate, counsel or otherwise with another lawyer or a law firm which performs services for clients engaged in any business or enterprise that is competitive with any business or enterprise in which the Company is engaged, provided that Executive is not personally involved, directly or indirectly, in performing services for any such clients during the period specified in
Section 3(a) and provided further that such lawyer or law firm takes reasonable precautions to screen Executive from participating for the period specified in Section 3(a) in the representation of any such clients. The parties agree that any such personal performance of services by Executive for any such clients during such period would create an unreasonable risk of violation by Executive of the provisions of Section 2 of this Agreement, and Executive agrees (and the Company may elect) to notify in writing any lawyer or law firm with which Executive may be connected during the period specified in Section 3(a) of Executive's Agreement as set forth herein. The parties further agree that, in addition to the nondisclosure obligations of
Section 2 of this Agreement, Executive remains subject to all ethical obligations relating to confidentiality of information to the extent that Executive acted as a lawyer for the Company, but Executive's knowledge of such confidential information shall not be imputed to such other lawyer or law firm with which Executive subsequently may become connected. Executive agrees to notify the Company in writing in advance of the precautions to be taken by such lawyer or law firm to screen Executive from any representation of such competing client of such lawyer or law firm.

          (f)  For the purposes of this Section 3, the term
"Company" shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     4.   Equitable Relief.
          (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) If Executive breaches any of Executive's obligations under Sections 2 or 3 hereof, and such breach constitutes "Cause," as defined in Section 5.3 hereof, or would constitute Cause if it had occurred during the Employment Term, the Company shall thereafter have no Target Benefit obligation pursuant to the Supplemental Plan and no Special Retirement Benefit obligation under this Agreement, but shall remain obligated for the Make-Whole Benefit under the Supplemental Plan, but only to the extent not modified by the terms of this Agreement, and compensation and other benefits provided in any plans, policies or practices then applicable to Executive in accordance with the terms thereof.

          (d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

          (e) Executive agrees that for a period of five years following the termination of Executive's employment by the Company Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit Executive's name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time periods set forth therein.

          (f)  For the purposes of this Section 4, the term
"Company" shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

     5.1. Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate the Employment Term. In addition, Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

     5.2. Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.4 hereof for the month in which Executive dies. In addition, Executive's estate shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. In the event Executive's employment terminates by reason of his death after Executive completes five full years of actual service with the Company, then Executive's surviving spouse shall be eligible for total surviving spouse benefits from the Company as if Executive had attained three additional years of service in accordance with
Section 1.5. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     5.3. Cause. The Company may terminate the Employment Term, at any time, for "cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, and no Target Benefit and no Special Retirement Benefit shall be due under the Supplemental Plan, but Executive shall remain entitled to the Make-Whole Benefit under the Supplemental Plan, but only to the extent not modified by the terms of this Agreement, and any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive's employment with the Company, (y) caused intentional, wrongful damage to the property of the Company or intentionally and wrongfully disclosed Confidential Information, or (z) engaged in gross misconduct or gross negligence in the course of Executive's employment with the Company or (iii) Executive materially breached Executive's obligations under this Agreement and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4. Termination Without Cause and Non-Renewal.
          (a) The Company may remove Executive, at any time, without cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such removal or if the Company informs Executive that the Agreement will not be renewed after December 31, 2003 or at the end of any subsequent renewal period, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. Notwithstanding anything in this Agreement to the contrary, on or after Executive attains age 65, no action by the Company shall be treated as a removal from employment or non-renewal if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation.

          (b) Notwithstanding the foregoing, in the event that Executive executes a written release upon such removal or non-renewal, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in subsection (a) hereof, which Executive agrees to waive,

               (i) as liquidated damages for the failure of the Company to continue to employ Executive, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to Executive's Base Compensation, as defined in
Section 6.1(b) below, which shall not constitute a "severance benefit" to Executive for purposes of the Target Benefit under the Supplemental Plan;

               (ii) for a period of two years following the end of the Employment Term, Executive and Executive's spouse and dependents shall be eligible for a continuation of those Benefit Coverages, as in effect at the time of such termination or removal, and as the same may be changed from time to time, as if Executive had been continued in employment during said period or to receive cash in lieu of such benefits or premiums, as applicable, where such Benefit Coverages may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the Benefit Coverage is provided) under applicable law or regulations;

               (iii)     any other amounts earned, accrued or
owing but not yet paid under Section 1 above;

               (iv) any other benefits in accordance with the terms of any applicable plans and programs of the Company and a payment equal to any unused vacation;

               (v) as additional consideration for the non-competition and non-solicitation covenant contained in Section 3, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to Executive's Base Compensation, as defined in Section 6.1(b) below, which shall not constitute a "severance benefit" to Executive for purposes of the Target Benefit under the Supplemental Plan;

               (vi) Under the Supplemental Plan, Executive shall be entitled to a Target Benefit and a Make-Whole Benefit commencing as provided below with an actuarial reduction in the event the Target Benefit and Make-Whole Benefit commence prior to age 65, whether or not Executive has then satisfied the requirements for early, normal or deferred retirement under, or is then entitled to receive a vested benefit under the Retirement Plan or has attained age 60, using the Termination Date as the "date of retirement" contemplated by Section IV(b) of the Supplemental Plan. The actuarial reduction shall be 2% for each year younger than age 65 to age 60, if applicable, and 3% for each year younger than age 60 to age 55 unless actuarial reduction factors more favorable to Executive are adopted in the Retirement Plan, in which case those factors shall apply. If the Termination Date occurs before Executive has completed five years of service, then Executive's years of service with the Company shall be deemed to include an additional 24 months of service in determining the amount of the Target Benefit and the Make-Whole Benefit and 24 months shall be added to Executive's age for purposes of determining the reduction in such benefits, if any, to reflect early commencement. Executive shall receive, in lieu of an annuity, a single sum payment equal to the then actuarial present value (computed using the 1983 GAM (50%/Male/50%/ Female) Mortality Table and at an interest rate equal to the discount rate used in the Retirement Plan's previous year's FASB 87 accounting of the amount of the Target Benefit and Make-Whole Benefit as determined in accordance with the first three sentences of this clause. Payment shall be made within 30 days after the Termination Date; and

               (vii) All stock options, stock appreciation rights, and performance units granted to Executive, to the extent not already vested prior to the removal or non-renewal, shall be fully vested and exercisable or paid as if Executive had remained actively employed by the Company, including the right of exercise, where appropriate, within 36 months after the removal or non-renewal;

               (viii)    A gross-up payment, if needed, shall be
determined in accordance with Section 6.6 of this Agreement.

     5.5. Voluntary Termination. Executive may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason. In such event, after the effective date of such termination, no further payments shall be due under this Agreement except that Executive shall be entitled to (i) any benefits due in accordance with the terms of any applicable plan and programs of the Company, and (ii) if Executive has completed five years of service with the Company, the Special Retirement Benefit.

     6.   Payments Upon a Change in Control.

     6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section
6.1 unless the context otherwise clearly requires:

          (a) "Affiliate" shall mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (b) "Base Compensation" shall mean Executive's annualized Base Salary and all short-term incentive compensation at the target level for Executive (but in no event less than the target level for Executive in effect as of the Effective Date), specified under programs established by the Company for its senior level executives generally, for the most recent full calendar year immediately preceding the calendar year in which occurs Executive's Termination Date or preceding the Change of Control, if higher.

          (c) "Change of Control" shall mean the happening of any of the following:

               (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding common shares of NU (the "Outstanding Common Shares") or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the "Voting Securities"); or

               (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

               (iii) Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

               (iv) Consummation of a complete liquidation or dissolution of NU, or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

               (v) Consummation of a complete liquidation or dissolution of NU Enterprises, Inc., or sale or other disposition of all or substantially all of the stock or assets of NU Enterprises, Inc. or the Competitive Businesses, other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

          (d) "Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

          (e) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company, including a failure to renew the Agreement after December 31, 2003 or at the end of any subsequent renewal period, in either case occasioned by the Company's action.

          (f) "Termination upon a Change of Control" shall mean a Termination of Employment during the period beginning on the earlier of (a) approval by the shareholders of NU of a Change of Control or (b) consummation of a Change of Control and, in either case, ending on the second anniversary of the consummation of the transaction that constitutes the Change of Control (or if such period started on shareholder approval and after such shareholder approval the Board abandons the transaction, on the date the Board abandoned the transaction) either:

               (i) initiated by the Company for any reason other than Executive's (w) disability, as described in Section 5.1 hereof, (x) death, (y) retirement on or after attaining age 65, or (z) "cause," as defined in Section 5.3 hereof, or

               (ii) initiated by Executive (A) upon any failure of the Company materially to comply with and satisfy any of the terms of this Agreement, including any significant reduction by the Company of the authority, duties or responsibilities of Executive, any reduction of Executive's compensation or benefits as in effect immediately prior to the Change in Control, or the assignment to Executive of duties which are materially inconsistent with the duties of Executive's position as defined in Section 1.2 above, or (B) if Executive is transferred, without Executive's written consent, to a location that is more than 50 miles from Executive's principal place of business immediately preceding such approval or consummation; provided, that the imposition on Executive following a Change of Control of a limitation of Executive's scope of authority such that Executive's responsibilities relate primarily to a company or companies whose common equity is not publicly held shall be considered a "significant reduction by the Company of the authority, duties or responsibilities of Executive" for purposes hereof.

     6.2. Notice of Termination. Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

     6.3. Payments upon Termination. Subject to the provisions of Sections 6.6 and 6.7 hereof, in the event of Executive's Termination upon a Change of Control, the Company agrees (a) in the event Executive executes the Release required by Section 5.4(b), to pay to Executive a single cash payment, within thirty days after the Termination Date, equal to Executive's Base Compensation and, in addition, all amounts, benefits and Benefit Coverages described in Section 5.4(b)(ii), (iii), (iv) and (v), provided that in (ii) Benefit Coverages shall continue for three years instead of two unless the Change of Control is as described in Section 6.1(c)(v), or (b) in the event Executive fails or refuses to execute the Release required by Section 5.4(b), to pay to Executive, in a single cash payment, within thirty days after the Termination Date, the amount due under Section 5.4(a) above and, in addition, all other amounts and benefits described in
Section 5.4(a).

     6.4. Other Payments, Supplemental Plan, Stock Option and Stock Grants, etc. Subject to the provisions of Sections 6.6 and
6.7 hereof, in the event of Executive's Termination upon a Change of Control, and the execution of the Release required by Section 5.4(b):

          (a) Under the Supplemental Plan, Executive shall be entitled to a Target Benefit and a Make-Whole Benefit commencing as provided below with an actuarial reduction in the event the Target Benefit and Make-Whole Benefit commence prior to age 65, whether or not Executive has then satisfied the requirements for early, normal or deferred retirement under, or is then entitled to receive a vested benefit under the company's Retirement Plan or has attained age 60, using the Termination Date as the "date of retirement" contemplated by Section IV(b) of the Supplemental Plan. The actuarial reduction shall be 2% for each year younger than age 65 to age 60, if applicable, and 3% for each year younger than age 60 to age 55 unless actuarial reduction factors more favorable to Executive are adopted in the Retirement Plan, in which case those factors shall apply. If the Termination Date occurs before Executive has completed five years of service, then Executive's years of service with the Company shall be deemed to include an additional 36 months of service in determining the amount of the Target Benefit and Make-Whole Benefit and 36 months shall be added to Executive's age for purposes of determining the actuarial reduction in such benefits, if any, to reflect early commencement, except that if the Change of Control is as described in Section 6.1(c)(v), then 24 months of age and service shall be added instead of 36 months in determining such benefits. Executive shall receive, in lieu of an annuity, a single sum payment equal to the then actuarial present value (computed using the 1983 GAM (50%/Male/50%/ Female) Mortality Table and at an interest rate equal to the discount rate used in the Retirement Plan's previous year's FASB 87 accounting of the amount of the Target Benefit and Make-Whole Benefit as determined in accordance with the first three sentences of this subsection (a). Payment shall be made within 30 days after the Termination Date.

          (b) On Executive's Termination Date, stock options, stock appreciation rights, and performance units previously granted to Executive, to the extent not already vested prior to the Termination Date, shall be fully vested and exercisable or paid as if Executive had remained actively employed by the Company, including the right of exercise, where appropriate, within 36 months after the Termination Date and, if the Change of Control results in the Voting Securities of NU ceasing to be traded on a national securities exchange or though the national market system of the National Association of Securities Dealers Inc., the price at which the rights or units may be exercised shall be the average of the closing prices for the five trading days preceding the day such Voting Securities cease trading.

     6.5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6.6. Certain Increase in Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained by the Executive from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections
(b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections
(b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     6.7 Changes to Sections 6.3 and 6.4. The payments, benefits and other compensation provided under Sections 6.3 and
6.4 may be revised, in the sole discretion of the Board, after the expiration of two years following written notice to Executive of the Board's intention to do so and the changes to be made; provided, however, that no revision may be made that would reduce the payments, benefits and other compensation below those provided under Section 5.4 in the event Executive's employment is terminated without cause or this Agreement is not renewed; and provided, further, that no such notice may be given and no such revision may become effective following a Change of Control. Notice under this Section 6.7 shall not constitute a non-renewal or removal of Executive, nor shall any such actual revision be grounds for a determination that this Agreement is not being renewed or that Executive has been removed, for purposes of
Section 5.4.

     7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

     9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue that is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          Northeast Utilities Service Company
          P.O. Box 270
          Hartford, CT 06141-0270
               Attention: Vice President, Secretary and General
               Counsel

     If to Executive, to:

          Charles W. Shivery
          1 Briarwood Farm Court
          Reisterstown, MD  21136

     With a copy to:

          Mark Muedeking
          Piper Rudnick, LLP
          6225 Smith Avenue
          Baltimore, MD 21209

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement; Amendment and Assignment.
          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

     15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.

     18. Establishment of Trust. The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement. Funding of such trust fund shall be subject to the Board's discretion, as set forth in the agreement pursuant to which the fund will be established.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


                                    NORTHEAST UTILITIES
                                    SERVICE COMPANY



/s/ Michael G. Morris               By: /s/ Charles W. Shivery
    Executive                           Name:
                                        Title: